EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports (which contain explanatory paragraphs related to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 15, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in InSite Vision Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
May 14, 2007